CERTIFICATE OF AMENDMENT

                                       OF

                      RESTATED CERTIFICATE OF INCORPORATION

      American Resources Offshore, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST. That a meeting of the Board of Directors of American Resources of Offshore, Inc., resolutions were duly adopted setting forth the following proposed amendments to the Restated Certificate of Incorporation of said corporation, declaring said amendments to be advisable, and providing that said amendments be presented for consideration by the corporation's stockholders at the 1999 annual meeting of stockholders of the corporation. The resolutions setting forth the proposed amendments are as follows:

      RESOLVED, that subject to the approval of the corporation's stockholders, that the first paragraph of Article Four of the corporation's Restated Certificate of Incorporation be amended to read as follows:

      "The aggregate number of shares of capital stock of all classes which the Corporation shall have authority to issue is SEVENTY-THREE MILLION (73,000,000), of which SEVENTY MILLION (70,000,000) shares having a par value of $.00001 per share shall be of a class designated "Common Stock" (or Common Shares"), ONE MILLION (1,000,000) shares of preferred stock having a par value of $12.00 per share which shall be of a class designated SERIES 1993 8% convertible preferred stock and TWO MILLION (2,000,000) shares having a par value of $.00001 per share shall be of a class designated "Preferred Stock" (or "Preferred Shares"). All shares of the Corporation shall be issued for such consideration or considerations as the Board of Directors may from time to time determine. The designations, voting powers, preferences, optional or other special rights and qualifications, limitations or restrictions of the above classes of stock shall be as follows:"

      RESOLVED, that subject to the approval of the corporation's stockholders, that the corporation's Restated Certificate of Incorporation be amended to end the classification of the Board of Directors into three classes by deleting ARTICLE ELEVEN in its entirety.
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      SECOND. That thereafter, the necessary number of shares required by statute were voted in favor of said amendments at the 1999 Annual Meeting of the stockholders of said corporation duly called and held on December 1, 1999 upon notice given in accordance with Section 222 of the General Corporation Law of the State of Delaware.

      THIRD. That said amendments were duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, said American Resources Offshore, Inc. has caused this certificate to be signed by Rick G. Avare, its President and Chief Executive Officer, this 1st day of December, 1999.


                        AMERICAN RESOURCES OFFSHORE, INC.



                                   By: /s/ RICK G. AVARE
                                           Rick G. Avare
                                           President and Chief Executive Officer